Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aeroflex Incorporated:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 33-75496, No. 33-88868, No. 33-88878, No. 333-42399, No. 333-42405, No. 333-64611, No. 333-90173, No. 333-31654, No. 333-53626, No. 333-53622, No. 333-61094, No. 333-73646, No. 333-97027, No. 333-97029, No. 333-108606 and No. 333-103322) and on Form S-3 (No. 333-53618, No. 333-111094 and No. 333-110599) of Aeroflex Incorporated of our reports dated September 13, 2005, relating to (i) the consolidated balance sheets of Aeroflex Incorporated and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows, for each of the years in the three-year period ended June 30, 2005, and the related financial statement schedule, and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, and the effectiveness of internal control over financial reporting as of June 30, 2005, which reports appear in the June 30, 2005 Annual Report on Form 10-K of Aeroflex Incorporated. Our report described in (ii) above contains an explanatory paragraph relating to the exclusion of internal control over financial reporting associated with two entities acquired during 2005 from management’s assessment and our assessment of the effectiveness of internal control over financial reporting of Aeroflex Incorporated as of June 30, 2005.

/s/ KPMG LLP
Melville, New York
September 13, 2005